Exhibit 99.1

DDR and Glimcher Realty Trust Announce Closing of Strategic Asset Swap

BEACHWOOD and COLUMBUS, OH (December 8, 2011) – DDR Corp. (NYSE: DDR) and Glimcher Realty Trust (NYSE: GRT) today announced that the companies have completed a previously announced strategic asset swap in which DDR purchased the power center, Polaris Towne Center, in Columbus, Ohio; and Glimcher purchased the open-air mall, Town Center Plaza, in Leawood, Kansas. In September 2011 the companies entered into an agreement to swap these two assets, each better aligned with the other's operating platform and strategy.

The terms of the sale were, as reported previously, DDR purchased Polaris Towne Center for approximately $80 million and Glimcher purchased Town Center Plaza for approximately $139 million.

"We are pleased with the successful execution of this strategic transaction and the continued progress towards the enhancement of quality with the addition of Town Center Plaza to our platform," stated Michael P. Glimcher, Chairman of the Board and Chief Executive Officer of Glimcher.

"This transaction reflects our ongoing commitment to simplify our portfolio and focus on the highest quality assets occupied by the tenants we know best," said Daniel B. Hurwitz, President and Chief Executive Officer of DDR.

Town Center Plaza is a 650,000 square-foot open-air mall anchored by Macy's and Dick's Sporting Goods and features Pottery Barn and Anthropologie. Town Center Plaza is well aligned with Glimcher's core competencies and capitalizes on its deep tenant relationships within the mall sector.

Polaris Towne Center is a 700,000 square-foot market-dominant prime asset anchored by Target, Lowe's, Kroger, Best Buy and T.J. Maxx. Polaris Towne Center is the seventh asset owned by DDR in the Columbus MSA, solidifying the company's position as the dominant power center owner and manager in the market.

Safe Harbor

Glimcher Realty Trust
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in the company's debt instruments, failure or inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as a real estate investment trust, termination of existing JV arrangements, conflicts of interest with the company's existing JV partners, failure to achieve projected returns on development properties, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls, increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.

DDR
DDR considers portions of the information in this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company's expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause our results to differ materially from those indicated by such forward-looking statements, including, among other factors: our ability to successfully integrate Polaris Towne Center into our operations and deploy the additional proceeds from Town Center Plaza into prime assets; local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to sell assets on commercially reasonable terms; and our ability to secure equity or debt financing on commercially acceptable terms or at all. For additional factors that could cause the results of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company's Form 10-K for the year ended December 31, 2010. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

About Glimcher Realty Trust
Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed regional malls and open-air lifestyle centers as well as community centers. Glimcher® is a registered trademark of Glimcher Realty Trust.

Glimcher Realty Trust's common shares are listed on the New York Stock Exchange under the symbol "GRT." Glimcher Realty Trust's Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols "GRTPrF" and "GRTPrG," respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

About DDR
DDR is an owner and manager of 538 primarily open-air, value-oriented shopping centers that leverages its retail knowledge to help tenants be successful and create value for its shareholders. DDR operates a total of 134 million square feet in 41 states, Puerto Rico and Brazil, concentrated in high barrier-to-entry markets with stable populations and high growth potential. DDR is a self-administered and self-managed REIT operating as a fully integrated real estate company, and is publicly traded on the New York Stock Exchange under the symbol DDR. Additional information about the company is available at www.ddr.com.

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DDR Contacts:	Marty Richmond Vice President Marketing and Corporate Communications 216.755.5500 Samir Khanal Senior Director of Investor Relations 216.755.5500

Glimcher Contacts:	Mark Yale Executive Vice President and CFO 614.887.5610 Lisa Indest Senior Vice President – Finance and Accounting 614.887.5844